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                                                                      Exhibit 21

                            EAGLE FOOD CENTERS, INC.
                                  SUBSIDIARIES

                               Eagle Pharmacy Co.

                             Milan Distributing Co.

                           Eagle Country Markets, Inc.

                                  BOGO'S, Inc.

                          Talon Insurance Company, Inc.


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